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                                                                    EXHIBIT 99.4

                             Trinity Industries, Inc
                            Quarterly Conference Call
                                November 6, 2003

Comments of Jim S. Ivy, Senior Vice President and Chief Financial Officer

I will make a few comments regarding the comparison of our third quarter results to the third quarter of last year and both Tim Wallace and Steve Menzies will have further comments regarding the quarter. We have filed our Form 10-Q for the third quarter this morning and you will find more details there.

Net income per share for the third quarter of 2003 was 2 cents. In the third quarter of last year, we had a net income of 14 cents per share. As mentioned in our press release, after-tax gains on asset sales in the third quarter of last year exceeded similar gains this year by about $1.8 million, or 4 cents per share. Incremental costs related to implementation of a new financial system that we have discussed previously included in SE&A expense in the current year quarter was $2.8 million.

The Rail Group`s operating profit for the quarter improved over last year by almost $9 million. North American revenue increases for the quarter were partially offset by about a $13 million decline in European revenues compared to last year. Despite the European revenue decline, which is primarily related to plant closures in Europe since last year, European operating results were relatively flat year over year.

In the 3rd quarter this year, $63.6 million in revenues and $4.9 million in operating profit for the Rail Group were produced by sales to our own leasing subsidiary. In the year ago quarter, sales to our leasing group were $31.0 million and related operating profit was $2.5 million. The revenues and profits from these intercompany sales are eliminated in consolidation.

Year over year, revenues for the quarter in the Construction Products Group declined due to reduced demand in the highway and fittings businesses partially offset by strong demand and better weather than last year in the concrete and aggregates business. Operating profits in the segment declined year over year primarily due to reduced volumes in highway related products.

The Inland Barge Group revenues were down year over year due to lower volumes of hopper barges. Litigation expenses in the barge group were approximately $1.1 million compared to $700 thousand in the third quarter of last year.

Revenues in the Industrial Products Group declined due to reduced volume of tank heads primarily resulting from the sale last December of a plant, which manufactured custom heads, and lower sales in Mexico. Operating profits were down slightly due to the lower sales volume in Mexico.

In our Railcar Leasing and Management Services Group, leasing revenues and operating profits grew year over year with the growth in the size of the fleet and, to a lesser extent, improvement in utilization of the fleet.


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In the All Other Group, reduced revenues were primarily due to structural tower sales in last year's results and the increased expense in this category is primarily due to expenses associated with maintaining closed facilities.

Looking at our balance sheet, our investment in inventory and receivables is the same as at this time last year but has increased since last quarter due to the increasing volumes in the Rail Group. We also reported a $25 million tax refund receivable that is in addition to the approximately $50 million tax refund we received in March. The $25 million was received in October. On-balance sheet debt and equipment on lease have increased pending the term-out of our warehouse debt facility that John Adams mentioned.


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